October 15, 2001

Description of Issuance, Transfer and Redemption Procedures for Policies Supported by Transamerica Occidental Life Separate Account VUL-6 and Issued by Transamerica Occidental Life Insurance Company

The Transamerica Occidental Life Separate Account VUL-6 ("Separate Account") of Transamerica Occidental Life Insurance Company ("Company" and "we") is registered under the Investment Company Act of 1940 ("1940 Act") as a unit investment trust. The Separate Account is available in the Policy, the TransAccumulator VUL cv variable universal life insurance policy ("TransAccumulator VUL"). The Policy is a flexible premium variable universal life insurance policy registered with the Securities and Exchange Commission under the Securities Act of 1933. There are currently 24 sub-accounts within the Separate Account. Procedures apply equally to each sub-account and for purposes of this description are defined in terms of the Separate Account, except where a discussion of both the Separate Account and the individual sub-accounts is necessary. Each sub-account invests in shares of a corresponding portfolio. Currently, there are 24 portfolios available from eleven mutual fund companies. The investment experience of a sub-account of the Separate Account depends on the investment performance of its corresponding portfolio. Although flexible premium variable universal life insurance policies funded through the Separate Account may also provide for fixed benefits supported by the Company's General Account, this description assumes that net payments are allocated exclusively to the Separate Account and that all transactions involve only the sub-accounts of the Separate Account, except as otherwise explicitly stated herein.

This memorandum hereby incorporates by reference the prospectus for the TransAccumulator VUL policies as amended from time to time.

1.       "Public Offering Price" Purchase and Related Transactions -
           Section 22(d) and Rule 22c-1

This section outlines Policy provisions and administrative procedures that might be deemed to constitute, either directly or indirectly, a "purchase" transaction. Because of the insurance nature of the policies, the procedures involved necessarily differ in certain significant respects from the purchase procedures for mutual funds and annuity plans. The chief differences revolve around the structure of the monthly deductions and the insurance underwriting process. Certain Policy provisions, such as reinstatement and loan repayment, do not result in the issuance of a Policy but require certain payments by the Policy owners and involve a transfer of assets supporting Policy reserve into the Separate Account.

         a. Offer of the Policies, Application and Issuance, Layers, Premiums, Underwriting Standards, and Monthly Deduction Rates.

         Offer of the Policies. We offer Policies generally to proposed insureds between the ages of 0 and 80 who qualify for insurance according to our current underwriting standards and who qualify for at least $25,000 of face amount of insurance. Ages are determined as of the individual's age on his or her birthday nearest the Policy Date, if the application is approved. The amount of insurance is requested by the proposed Policy Owner on the application. We may approve the amount requested or, instead, approve a different, lesser amount. We may also decline to approve any amount of insurance on the proposed insured.

         Application and Issuance. Upon receipt of a completed application from a prospective Policy Owner, the Company will follow our insurance underwriting procedures to allow us to determine whether the proposed insured is insurable and, if so, the applicable underwriting class which applies to the insured. This process may involve such verification procedures as medical examinations and may require that further information be provided by the proposed Policy Owner and/or proposed insured, if other than the proposed Policy Owner, before a determination can be made. A Policy cannot be issued until this underwriting procedure has been completed and we have approved the application. We may not require medical evidence if the application for TransAccumulator VUL is based on the conversion of term insurance coverage we issued on the proposed insured for the TransAccumulator VUL Policy. We may decline applications and not issue insurance if the proposed insured does not qualify under our underwriting guidelines, or the application for other reasons does not meet our underwriting guidelines. We may terminate our underwriting on a case if we do not receive, on a timely basis, medical and other information necessary for us to reach an underwriting decision.

         Except as otherwise provided under the provisions of the conditional receipt, no insurance coverage under the Policy will be in effect until all the following conditions have been met:

o        We approve the application.
o ________ The Policy is delivered to the Policy Owner while the insured is alive and in good health, and all statements on the application remain true and complete.
o ________ The initial premium for the Policy is paid while the insured is alive.


         If the Policy is issued with one or more delivery requirements which the Proposed Owner must accept and return to us (generally through our agent), then the Policy will not be in force until all delivery requirements are accepted and we receive notice of acceptance at our Administrative Office, in addition to the other conditions noted above being met.

         If at the time of application a proposed Policy Owner makes a sufficient payment (generally, an amount equal to at least one monthly premium for the Policy as applied for), the Company will provide fixed conditional insurance in the amount of insurance applied for, up to a maximum of $250,000, pending underwriting approval and subject to completion of all conditions of the conditional receipt which provides the fixed, conditional insurance. We generally do not accept payments at the time of application if the amount applied for exceeds $1,000,000.

         If the application is approved, the Policy generally will be issued within one valuation date of the date we approve the application. Generally, the Policy Date will be the date we approve the Policy for issue plus two calendar days. Different Policy Dates may be established, however, as described below. The Policy Date is the date from which insurance coverage will be provided, if the Policy is delivered and the initial premium is paid while the insured is alive. Monthly Deductions for a Policy, which include charges related to providing insurance, among other things, commence as of the Policy Date. The Policy Date will be established differently, however, under the following conditions:

o ________ If the initial premium will be paid pursuant to an IRC Section 1035 Exchange, the Policy Date will be the date of the other company's surrender check.
o ________ If requested by the proposed Policy Owner and approved by us, we will backdate the Policy Date consistent with state regulations and our underwriting rules and practices. We require the Policy Owner sign an amendment to the application requesting that the Policy be backdated. Backdating a Policy is generally requested to obtain the lower monthly deduction rates associated with a Policy Date reflecting a younger age for the insured. Since we assess Monthly Deductions beginning with the Policy Date, however, backdating a Policy also results in the payment of Monthly Deductions for a period during which no insurance coverage existed.
o ________ If the initial premium for the Policy is paid after the Policy is issued and delivered, once we receive the initial premium we amend the Policy Date to the date the Policy was delivered and the initial premium was paid over to our agent. If amending the Policy Date in that manner would change the insurance age of the insured, we will instead bring the new Policy Date to the most current date possible without changing the insurance age of the insured.
o ________ If the Policy is issued subject to delivery requirements being completed and returned to us, once we receive the last delivery requirement we amend the Policy Date to the date the Policy was delivered and, if applicable, the initial premium was paid over to our agent. If amending the Policy Date in that manner would change the insurance age of the insured, we will instead bring the new Policy Date to the most current date possible without changing the insurance age of the insured.
o ________ If requested by the agent or proposed Policy Owner, we will treat two or more applications as a "set" and will not approve any application in the set until all applications in the set can be approved. In that situation, all applications in the set will have a common Policy Date which will be based on the date the last application in the set is approved by us, unless a different date was requested and we approved the request.

         While we currently do not so limit the Policy Dates we use, we reserve the right to limit Policy Dates to the 1st - 28th of any month. If we do so limit policies to these dates, policies that may have otherwise been dated on these excluded dates (29th, 30th or 31st of any month) will be dated the 1st of the following month.

         These processing procedures are designed to provide insurance, ___ starting with the date of the application, to the proposed Policy Owner in connection with payments at the time of application subject to all the conditions of the conditional receipt, and these procedures will not dilute any benefit payable to any existing Policy Owner. Although a Policy cannot be issued until the underwriting process has been completed, the proposed Policy Owner will receive immediate insurance coverage, if he or she has made an initial payment and the proposed insured proves to be insurable, after the completion of all requirements under the conditional receipt.

         The procedures regarding Policy Dates for policies issued subject to completion of delivery requirements and/or collection of the initial premium are designed to charge Monthly Deductions only from the date from which insurance coverage under the Policy became effective.

         The Company will require that the Policy be delivered within a specific delivery period to protect itself against anti-selection by the prospective Policy Owner resulting from a deterioration of the health of the proposed insured. Generally, the period will not exceed 16 days from the date the Policy is issued.

         Supplemental Coverage. In addition to basic coverage under the base policy, the Policy Owner may also request supplemental coverage under the Supplemental Adjustable Life Insurance Rider. Supplemental coverage has its own monthly deduction rates and monthly expense per thousand charges, but it shares an accumulation value with the base policy. Generally, supplemental coverage is available in amounts of no less than $10,000 and no more than nine times the amount of the basic coverage on the base policy. We may change these limits at any time for new applications. The ratio of supplemental coverage to basic coverage on the base policy at issue will be maintained for the life of the policy. Any decrease in face amount will be applied such that the ratio of each coverage segment after the face amount decrease is the same as before the face amount decrease. If the base policy face amount increases due to a change in death benefit options, the ratio of each coverage segment after the increase will be the same as the ratio before the face amount increase.

         Layers. TransAccumulator VUL permits the Policy Owner to request increases in the face increase amount of coverage beginning in the second policy year. An increase in face amount is referred to as a "layer" of coverage. We require evidence of insurability satisfactory to us before we will approve a request for a face amount increase. We may decline an application for an increase. Layers may be added, based on our approval, if the insured is no older than 80 years old on the layer date (date the layer coverage is effective). Layers added to a policy are generally effective on the monthly policy date following the date we approve the request (or, instead, on the date of approval if that date is a monthly policy date). The effective date of a layer is called the layer date. Generally, we may approve a layer to be effective not more than one month after the approval date, nor more than six months prior to the approval date. Any coverage made effective prior to the approval date must be requested in writing by the Policy Owner. There is no free look period for a layer. Supplemental coverage may be requested and, if approved, it will be issued along with the basic coverage for a layer, subject to minimum and maximum limits for the layer. The ratio of supplemental coverage to basic coverage on the layer may be different than the ratio on the base policy or any other layer. Once issued, however, the ratio of supplemental coverage to basic coverage on the layer may not change. Any increase or decrease in face amount on the layer will be applied such that the ratio of each coverage segment after the face amount change is the same as before the face amount change.

         Premiums. The minimum initial premium required to put the Policy in force generally is an amount sufficient to pay one month's initial no lapse premium beyond the current date. We specify the minimum initial premium due on the delivery notice we provide our agent.

         After the payment of the minimum initial premium, subsequent premium payments generally are not limited as to frequency and number. Except as otherwise provided under the no lapse guarantee, if the premiums are not sufficient to provide a net cash value at least equal to the monthly deductions due, the policy generally will be considered in default and may lapse, subject to the grace period provisions. We will provide the policy owner with a premium reminder notice for the amount and payment frequency the owner requested on the application for the policy. The minimum amount we will use is based on the monthly no-lapse premiums for the policy. Except as provided under the no-lapse guarantee, payment of any scheduled premium will not assure the policy will remain in force. Likewise, failure to pay scheduled premiums will not automatically cause the policy to be in default.

         Payment of an amount that, adjusted for partial withdrawals and policy debt, is at least equal to the cumulative no lapse premiums from the policy date to the current monthly policy date, however, will prevent a policy from going into default during the no lapse period due to monthly deductions exceeding the net cash value for the policy. Following the end of the no lapse premium period, however, payment of the monthly no lapse premium amount will not guarantee the policy against lapsation if the monthly deductions exceed the net cash value on any monthly policy date.
         The Policy Owner may request that an extended no lapse rider be added to the policy at the time of issue. The rider is only available if the death benefit option on the policy is Option 1 (level death benefit). To keep this rider in force, the Policy Owner must make premium payments sufficient to meet the cumulative extended no lapse premium requirements. So long as the rider is in force, and the rider provisions are met, the policy will not go into default due to monthly deductions exceeding the net cash value on a monthly policy date.

After payment of the initial premium in an amount at least equal to the minimum initial premium required to put the policy in force, we will generally accept any amount of premium that is $25 or greater. There are several limitations to this general rule, however:

         If the policy issued uses the guideline premium test as its life insurance qualification test under IRC Section 7702, the total premiums paid less any partial surrenders (excluding any surrender penalties) and surrender penalty free withdrawals, and less premium refunds, may not exceed the greater of (1) the guideline single premium; or (2) the sum of the guideline level premiums to the date of payment. If premiums paid at any time exceed these limits, we will refund any excess premiums paid, with interest, not later than 60 days following the end of the policy year in which the excess premiums condition was created. We will not refuse to accept a premium payment, however, if that payment is necessary to keep the policy from going into default before the end of the policy year in which the premium is paid.

         No premium payments may be made on or after the policy anniversary nearest the insured's 100th birthday.

         We reserve the right to refund any premium payment that would cause an immediate increase in the difference between the death benefit and the accumulation value of the policy if the net premium were credited to the policy. We also reserve the right to require that evidence of insurability be provided to us before we will accept such premiums. If we require evidence of insurability, we will treat the premium as having been received by us on the date we approve the evidence and, therefore, accept the premium.

         Any portion of a premium which would cause a Policy to be considered a Modified Endowment Contract ("MEC") under Code
                  Section 7702A will not be accepted by us except as otherwise specified below. We will notify the policy owner if we receive such premium. We will refund the premium not later than two weeks after we receive it, unless (a) on the date of refund the premium would no longer cause the Policy to be a MEC; or
                  (b) the policy owner gives us written authorization to apply the premium notwithstanding the potential tax issues involved. In the above cases, we will treat the excess premium as having been received on the date the excess premium would no longer create a MEC or the date we receive the signed acknowledgment. We will then process it accordingly. The owner may submit a written authorization to us with the premium payment instructing us to apply the premium to the policy even though applying that premium would cause the policy to become a MEC. In that event, we will treat such authorization as the signed acknowledgment noted above and will credit the net premium to the policy according to our regular premium allocation rules.




          Underwriting Standards and Classifications. Currently, we classify insureds into different underwriting classes based on our underwriting standards and guidelines. These classifications are:

         Preferred Non-smoker
         Preferred Smoker
         Standard Non-smoker
         Standard Smoker

         Preferred smoker and standard smoker classifications may apply to insureds who are at least 16 years old on the policy or, as applicable, the layer date. Preferred non-smoker and standard non-smoker classifications apply to qualifying insureds between the ages of 0 and 80 on the policy or, as applicable, the layer date. We increase rates in each Standard class to reflect the increased mortality reflected in sub-standard ratings, or what we refer to as "extra" ratings. Generally, for the same face amount of insurance, we charge lower monthly deduction rates for the same insured if he or she qualifies for our Preferred class compared to the rates we would charge if the insured qualified for our Standard class, assuming the same smoker or non-smoker classification. Generally, we charge lower monthly deduction rates for those insureds who qualify for non-smoker rates within a class compared to those who are placed in the smoker category within a class. For example, on any specific policy, the monthly deduction rates for an insured placed in our Preferred Non-smoker class will generally be less than the rates for that same insured if the insured were placed in our Preferred Smoker class.

         The same insured may be classified differently on the base policy and on each layer added, since we underwrite the insured individual separately for the base policy and for each layer. It is our practice to apply improvements in underwriting classifications (for example, change from smoker to non-smoker status) prospectively to the entire policy.

         Our guaranteed maximum monthly deduction rates do not vary by smoker or non-smoker status of the insured. Our current monthly deduction rates do vary by smoker or nonsmoker status of the insured.

         The monthly expense charge per thousand varies by premium band. The rate decreases at higher bands. The premium bands are:

         $25,000 - $99,999
         $100,000 - $249,999
         $250,000 -$499,999
         $500.000 - $999,999
         $1,000,000 - $2,999,999
         $3,000,000 and higher

         The band that applies to a Policy is based on the total face amount of the Policy. This includes the face amount of the base policy plus the face amount of each layer. It also includes the face amount of any supplemental coverage rider or rider layers. Adding a layer increases the total face amount of the policy and may result in changing the band for the policy. If the face increase puts the total face amount of the policy in a higher band, the new band will apply to the base policy and each layer beginning on the layer effective date for any monthly deductions taken after the face increase is approved and added to the Policy. Although a layer may be backdated, this does not affect any transactions posted to the Policy prior to the date the layer was added to the Policy after it was approved by us. Similarly, face amount decreases may result in the Policy going into a new band and, as a result, the monthly expense charge per thousand may increase for the eachcoverage segment. Such changes are prospective only following the date on which the reduction in the face amount becomes effective.

         If requested, we may determine the band for two or more
         TransAccumulator VUL Policies by aggregating the base policy coverage on all such Policies. The band determined at issue by aggregation will apply to all such TransAccumulator VUL Policies included for aggregation purposes. The band for these Policies will not change as a result of future face amount increases or decreases.

         Monthly Deduction Rates. The monthly deduction rates for the base policy are based on the insured's underwriting classification, including extra rating adjustments, for the base policy, as well as the person's sex, age at issue, and the policy duration. The monthly deduction rates for a layer are based on the insured's underwriting classification, including extra rating adjustments, for the layer, as well as the person's sex, age as of the layer date, and the layer duration. An insured may be placed in different underwriting classes on the base policy and on each layer. The underwriting classification for the supplemental coverage rider is the same as the classification for the insured on the base policy or on the layer for which the associated rider or rider layer coverage was approved and issued. Different monthly deduction rates may apply to each coverage segment on the policy.

         Monthly deduction rates for a Policy may change due to certain policy changes, including changes in underwriting classes based on new underwriting evidence we review and approve.




         The underwriting classification of the insured may also affect the monthly deduction rates applicable for certain riders, if such riders are added to the Policy.

         Monthly deduction rates for the policies will not be the same for all Policy Owners. The insurance principle of pooling and distribution of mortality risk is based upon the assumption that each Policy Owner pays monthly deductions based in part on monthly deduction rates commensurate with the insured's mortality risk, which is actuarially determined based upon factors such as age, health and occupation. In the context of life insurance, a uniform mortality charge for all insureds would discriminate unfairly in favor of those insureds representing greater mortality risks to the disadvantage of those representing lesser risks. Accordingly, there will be a different "price" for each actuarial category of insureds because different monthly deduction rates will apply. While not all insureds will be subject to the same monthly deduction rates, there will be a single "rate" for all insureds in a given actuarial category. The Policies will be offered and sold pursuant to the Company's underwriting standards and in accordance with state insurance laws. Such laws prohibit unfair discrimination among insureds, but recognize that payments must be based upon factors such as age, health and occupation. Tables showing the maximum monthly deduction rates will be delivered as part of the Policy. We may charge less than the maximum rates. The current Monthly Deduction Rates for the base policy are guaranteed during the first policy year. The current Monthly Deduction Rates for a layer are guaranteed during the first layer year. The current Monthly Deduction Rates for the supplemental coverage rider are guaranteed during the first rider year. The current Monthly Deduction Rates for a supplemental coverage rider layer are guaranteed during the first rider year.


         b.       Premium Processing

         The Policy will not be in force until the initial premium is paid, among other conditions.

         For each coverage segment on the policy, we establish a "target" amount per year. Target amounts reflect the face amount of the coverage segment, and the insured's age, sex, and rating classification, among other things. Premiums are allocated among the coverage segments in the proportion that the target amount for each coverage segment bears to the total target amounts for all the coverage segments.

         We deduct an administrative charge from each premium before crediting the net premium to the policy. The administrative charge for basic coverage differs from the administrative charge for supplemental coverage. The administrative charge on premiums up to target amounts for the coverage segment during the first ten years the coverage segment is in force are higher than the administrative charges that apply to other premiums allocated to that coverage segment We currently assess the same administrative charge on all premiums allocated to supplemental coverage segments. We have the right at any time to end this current practice and assess a charge at up to the maximum guaranteed administrative charge rates.

         The Policy Owner may allocate net premiums (premiums less administrative charges) among the Fixed Account (part of the Company's General Account) and the sub-accounts of the Separate Account. We may limit the maximum number of sub-accounts on a Policy that may have value in them. Currently, Policy Owners may invest in up to all 24 sub-accounts plus the fixed account. Allocations must be specified in whole percentages, and the minimum percentage allocation is 1%. The Policy Owner indicates the premium allocation election on the application. The Policy Owner may change the allocation of net payments at any time by providing written or telephone notice (subject to telephone access privilege rules we set) to our Administrative Office. The change will be effective as of the valuation date we receive the notice for premiums received on or after the date we receive the notice. Although we currently do not assess a charge for a premium allocation change, we reserve the right to impose a charge of up to $25 per allocation change. The premium allocation election applies equally to the base policy and to each layer.

         Each Policy has a Reallocation Date assigned to it. The Reallocation Date is currently set as 25 calendar days from the date we approve the Policy for issuance. We reserve the right to change these rules in the future, including extending or shortening the period between the date we issue the Policy and the Reallocation Date; and providing different periods for different Policies, based on the free look provisions applicable to the Policy or other reasonable criteria. Reallocation dates do not apply to layers.

         Net premiums credited to the Policy before the Reallocation Date initially will be allocatedto the Policy as follows: (a) amounts designated for the Fixed Account will be allocated to the Fixed Account; and (b) amounts designated for the Separate Account will be allocated to the Money Market sub-account which invests in the Transamerica Variable Insurance Fund, Inc. Money Market Portfolio ("Money Market sub-account"). On the Reallocation Date, amounts allocated to the Money Market sub-account, along with investment gains, if any, on such amounts, will be reallocated among the sub-accounts according to the current premium allocation instructions from the Policy Owner.

         Net premiums credited to the Policy on or after the Reallocation Date will be allocateddirectly to the investment options selected by the Policy Owner on the most current premium allocation election received by us.


         We do not add any interest to amounts received by us prior to the date we approve and issue the Policy. Such amounts received by us are held in our General Account. If we return the application (for example, because we decline the application), we will issue a refund check in the amount of the payment to us. Our check will be made payable to the proposed owner.

         If the application is approved and the Policy is issued, we allocate the initial net premium no later than the second valuation day following the latest of:

         The valuation date we approve the Policy for issue.
         The Policy Date.
         The valuation date we receive the initial premium.
         The date we receive the last delivery requirement.

         Premiums subsequent to the initial premium will be credited to the Policy on the valuation date on which we receive the premium. Premiums received by us on a day that is not a valuation date will be credited on the next valuation date.



         c. Repayment of Loan

         The Policy Owner may repay any part of any outstanding loan at any time while the insured is living.

         If the Policy Owner wishes to make a loan repayment, the Policy Owner must tell us that the payment is for that purpose. Unless the payment is clearly marked as a loan repayment, we will assume it is a premium payment (unless it is received after the policy anniversary nearest Exact Age 100). When we receive a loan repayment, we will apply it to the Loan Account and then transfer the loan repayment to the investment options according to the allocation percentages provided in the most recent premium allocation election we received from the Policy Owner. The loan repayment will be allocated to the designated investment options on the valuation date on which we receive the loan repayment. If we receive the loan repayment on a date that is not a valuation date, we will allocate the loan repayment on the next valuation date.

         If there are one or more layers on a Policy, any loan repayment will first be allocated among the base policy and layers as follows:

1. _______ The loan repayment will be applied first to the most recent loan taken, then to the next most recent loans in reverse order, and then to the oldest loan.

2. _______ Within a particular loan (by date taken), the loan repayment will be applied first to the base policy and then to the oldest layers in order.



         d. Policy Reinstatement - Default, Grace Period, Lapse, and
            Reinstatement

         A Policy will be in default under certain conditions. When a Policy is in default, it enters a grace period. A Policy is in default if (a) the monthly deductions are greater than the net cash value of the Policy on a monthly policy date, except as provided otherwise under the no-lapse guarantee; or (b) the policy debt at any time exceeds the accumulation value. Beginning with the policy anniversary nearest the insured's 100th birthday, a policy is in default if, on a policy anniversary, loan interest due is not paid in cash and the accumulation value less the outstanding loan is less than the loan interest due.

         During the first ten policy years, paying premiums sufficient to satisfy the cumulative premium test under the no-lapse option will keep the policy from going into default even though the monthly deductions exceed the net cash value of the policy on a monthly policy date. If the Extended No-Lapse Guarantee Rider is in force and its terms and conditions are met, the Policy will not be in default at any time prior to the policy anniversary nearest the insured's 100th birthday even though the monthly deductions exceed the net cash value of the policy on a monthly policy date.


         When a Policy is in default, it enters the grace period. At the start of the grace period, we will send a letter to the Policy Owner notifying the Policy Owner of: (a) the fact that the Policy entered the grace period; (b) the amount of premium or loan interest payment, as applicable, which is necessary to take the Policy out of default; and
         (c) the date on which the Policy will lapse if the required payments are not made to us by that date. The mailing of the notice starts the 61-day grace period. If the Policy Owner pays us at least the required amount specified in the notice prior to the end of the 61-day grace period, the Policy will come out of default. If such payment is not made to us by the end of the grace period, however, the Policy will lapse and the insurance coverage will terminate.

The amount the Policy Owner must pay to remove the Policy from default depends in part on how long the Policy has been in force. Generally, to remove a Policy from default, the Policy Owner must pay us an amount equal to A plus B plus C where:

A ____ is the amount necessary to bring the net cash value to zero, if it is less than zero at the date of default; B is an amount equal to three times the monthly deduction due on the date of default; C is an amount sufficient to cover the administrative charges associated with the premium under A and B.

However, if the policy goes into default during the no-lapse period, the Policy Owner may pay the following alternative amount to bring the policy out of default, if this amount is less than the amount stated above. This alternative amount is equal to D plus E where:

D ____ is the amount, if any, necessary to satisfy the cumulative premium test for the no-lapse period on the date of default;
E ____ is amount equal to five times the monthly no-lapse premium amount. This amount includes the two monthly deductions that were due for the grace period, beginning on the date of default, and three monthly deductions due when the policy is taken out of default.

The Policy will also go into default if the policy debt at any time exceeds the accumulation value or, beginning with the policy anniversary nearest age 100, the loan interest due on a policy anniversary is not paid in cash and the accumulation value less the outstanding loans is less than any loan interest due. We will send the Policy Owner a grace period notice if the Policy goes into default under these conditions. The notice will tell the Policy Owner the amount that must be paid to us by the end of the grace period to keep the policy in force.

        If the Policy lapses, it may be reinstated provided it was not surrendered. To reinstate the Policy, the Policy Owner must meet the following conditions:

1. Request reinstatement in writing within three years after the date of lapse and before the policy anniversary nearest age 100.

2.       The insured must provide evidence of insurability satisfactory to us.

3. _______ The reinstated Policy will be subject to the no-lapse provisions during the no-lapse period. Any increase in the face amount of the base policy will also be subject to the no-lapse provisions during the Policy's no-lapse period. This means that the no-lapse period will be calculated from the original Policy Date. It will not start anew.

4. _______ If the Policy lapsed during the no-lapse period and is reinstated before the end of that period, the Policy Owner must pay a premium equal to the lesser of A or B where:

             A ____ is the amount necessary to satisfy the cumulative premium test as of the date of reinstatement, plus an amount equal to three monthly no-lapse premiums; and

             B ____ is an amount equal to: (i) the amount that was required to bring the net cash value to zero on the date of default; plus (ii) an amount sufficient to cover the two monthly deductions that were due when the policy lapsed and three monthly deductions due when the policy is reinstated; plus
                  (iii) an amount sufficient to cover the administrative charges associated with the reinstatement premium. The amount equivalent to the two monthly deductions due when the policy lapsed will be used to reimburse us for the insurance provided during the grace period.

     If the Policy is reinstated after the end of the no-lapse period, the Policy Owner must pay a premium equal to B, above.

5. . If any loans existed when the policy lapsed, the Policy Owner must repay or reinstate the policy debt, with interest. Interest will be compounded annually from the date of lapse at the loan reinstatement interest rate of 8%.

The effective date of a reinstatement will be the date we approve the reinstatement request. We will resume taking monthly deductions for this policy as of the nearest monthly policy date. If a person other than the insured is covered by any attached rider, that person's coverage may be reinstated subject to the reinstatement terms of that rider.

The accumulation value of the reinstated policy will be: any surrender penalty assessed at the time of lapse; plus any loan repaid or reinstated; plus any net premium paid to us at reinstatement; minus any monthly deductions due at the time of lapse.

We will allocate any loan repaid and any net premium paid to us at reinstatement according to the most recent premium allocation election we have received from the Policy Owner. We will restore any surrender penalty assessed at the time of lapse. We will allocate any restored surrender penalty at reinstatement between the base policy and any layers in the same proportion as these amounts were deducted at the time of lapse. We will then allocate the base policy and layer amounts among your investment options in the same proportion as these amounts were deducted at the time of lapse.

We will allocate the amount paid to us at reinstatement within one valuation date after the later of:

1.       the valuation date that we approve the reinstatement; or
2. the valuation date that we receive the reinstatement premium and any other payments.

     When a Policy Owner requests the reinstatement of a Policy, the reinstatement, if approved, means that all coverage segments under the Policy at the time it lapsed are reinstated. The Policy Owner may not reinstate certain coverage segments but not reinstate other coverage segments. For example, if at the time of lapsation the Policy included the base policy, a layer, and a supplemental coverage rider issued at the same time as the layer, then all three coverage segments are included in the reinstatement if we approve the request. The Policy Owner may not, for example, only reinstate the base policy while leaving the layer and supplemental coverage rider in a lapsed status.


3.

         e. Correction of Misstatement of Age or Sex
            ----------------------------------------

         If there is a misstatement of the insured's age or sex in the application, we will adjust the excess of the death benefit over the accumulation value to that which would be purchased by the most recent monthly deduction at the correct age or sex.

         f. Incontestability

Except for fraud or nonpayment of premiums, the Policy will be incontestable after it has been in force during the insured's lifetime for two years from the date of issue or the date it is reinstated. This provision does not apply to any rider providing benefits specifically for disability or accidental death.

If the TransAccumulator VUL Policy was issued as a result of a contractual conversion from another policy we issued to that person, the period for which that policy was in force prior to the date of conversion will be used to offset the time period for incontestability under the TransAccumulator VUL Policy.

When a layer is added to the Policy, the incontestability provision will start anew with respect to that layer based on statements made in the application for that layer, beginning on the layer date.

If the base policy is rescinded for any contestable reason, we will be liable only for the amount of premiums, less any partial withdrawals and policy debt allocated to the base policy. The Policy will be rescinded as of the Policy Date. If a layer is rescinded for any contestable reason, we will be liable only for the amount of premiums, less any partial withdrawals and policy debt that have been allocated to that layer. The layer will be rescinded as of the Layer Date.

If the Policy lapses and is reinstated during the first two years it is in force, the reinstated Policy may be rescinded only for a contestable reason (e.g. material misrepresentation) that is in the application or reinstatement application. If the Policy lapses and is reinstated after the first two years it is in force, the reinstated policy may be rescinded only for a contestable reason (e.g. material misrepresentation) that is in the reinstatement application. When the policy is reinstated, this incontestability provision will start anew with respect to statements in the reinstatement application, beginning on the date the policy is reinstated.



         g.         Suicide

If the insured dies by suicide, while sane or insane, within two years from the date of issue, we will be liable only for the amount of premiums paid, less any partial withdrawals and policy debt.

If this Policy was issued as a result of a contractual conversion from another policy we issued to the Policy Owner, the period for which that policy was in force prior to the date of conversion will be used to offset the time period for the suicide exclusion under this policy.

When a layer is added to this Policy, this suicide provision will start anew with respect to that layer, beginning on the layer date. If the insured dies by suicide, while sane or insane, within two years from the layer date, we will be liable only for the amount of premiums, less any partial withdrawals and policy debt that have been allocated to that layer.



II.      "Redemption Procedure" - Surrender and Related Transactions

         The Policies provide for the payment of monies to a Policy Owner or, for death benefits, to a beneficiary, upon request to us from the Policy Owner or, for death benefits, from the beneficiary, in a form and manner acceptable to us. Generally, except for the payments of death proceeds, the imposition of Monthly Deductions and of fees and charges associated with the administration of the Policies, and the possible effect of a surrender penalty, the payee will receive a pro rata or proportionate share of the Separate Account's assets, within the meaning of the 1940 Act, in any transaction involving "redemption procedures". The amount received by the payee will depend upon the particular benefit for which the request is made, including, for example, the net cash value or death benefit. Any combined transactions on the same day that counteract the effect of each other will be allowed. We will assume the Policy Owner is aware of the possible conflicting nature of the transactions and desires their combined result. If a transaction is requested which we will not allow (e.g., a request for a decrease in face amount which lowers the face amount below the stated minimum) we will reject the whole transaction and not just the portion which causes the disallowance. The Policy Owner will be informed of the rejection and will have an opportunity to give new instructions. If the Policy Owner requests a transaction be allocated in a certain manner, and the allocation cannot be supported (e.g., a request that a loan be taken and that a portion of the loan be allocated to a sub-account which, in fact, has no value), then we will reject the transaction in full. We will then contact the Policy Owner and request new instructions. When we receive new instructions in good order, we will then reprocess the transaction on the valuation date we receive the new instructions in good order.


         a. Surrender and Partial Surrender for Cash Values; Deductions from Accumulation Value

         We will pay the net cash value within seven days after receipt, at our Administrative Office, of a signed request for surrender. ___ Computations with respect to the investment ___ experience of each sub-account will be made at the close of trading of the New York Stock Exchange ("NYSE") on each day that the NYSE is open. This will enable us to pay a net cash value on surrender based on the next computed value after the surrender request is received. For valuation purposes, the surrender is effective on the date we receive the request at our Administrative Office (although insurance coverage ends the day the request is mailed to us). If we receive the request on a date that is not a valuation date, then the net cash value will be determined as of the close of the next valuation date following the date we receive the request.

         The portion of the Accumulation Value equal to the value of all accumulations in the Separate Account may increase or decrease from day to day depending on the investment experience of the Separate Account. Calculation of the Accumulation Value for any given day will reflect the actual net premiums made to the Policy, expenses charged, deductions taken, including the effect of the Mortality and Expense Risk Charge, and investment performance of the underlying portfolio for a sub-account.

         Administrative Charge. We deduct an Administrative Charge from each premium payment. Each premium received is allocated among coverage segments on the Policy in proportion to the target amounts for each. The amount of the charge then deducted varies by the coverage segment involved, the target amount, total premiums allocated to the coverage segment during the current year for the coverage segment, and how long the coverage segment has been in force. The maximum charges we may assess are:

A.       Basic coverage segments.
o ________ 7.6% of each premium up to the target amount each year for the coverage segment, for premiums received during the first 10 policy or layer years, as applicable; and
o ________ 3.6% of all other premiums, including the portion of premiums in excess of target amounts each year during the first 10 policy or layer years, as applicable, and all premiums received by us after the applicable 10th policy or layer year.

B.       Supplemental coverage segments
o ________ 8.6% of each premium up to the target amount each year for the coverage segment, for premiums received during the first 10 rider or rider layer years, as applicable; and
o ________ 3.6% of all other premiums, including the portion of premiums in excess of target amounts each year during the first 10 rider or rider layer years, as applicable, and all premiums received by us after the applicable 10th rider or rider layer year.

         Currently, we charge the maximum rates for premiums allocated to basic coverage segments. Currently, we charge 3.6% of premium on all premiums allocated to supplemental coverage segments, including those premiums up to target amounts allocated to supplemental coverage segments during the first 10 rider or rider layer years.


         Monthly Deductions. Beginning with the Policy Date and each monthly policy date thereafter until the policy anniversary nearest the insured's 100th birthday, we will take monthly deductions from the Policy's Accumulation Value to cover (a) the charges related to providing the death benefit and other items, (b) the monthly deduction for any riders, (c) the policy fee, (d) the monthly expense charge per thousand, and (e) the mortality and expense risk charge. Monthly deductions apply for riders that are added to the Policy. The deductions apply while the riders are in effect, as specified in the riders. The rider charge for the Supplemental Adjustable Life Insurance Rider is explained in more detail, below. With the exception of the policy fee and the mortality and expense risk charge, the rates and charges vary by policy and may further vary by coverage segment. The policy fee is currently $6 per month. Beginning in the second policy year, it may be increased to a maximum of $10 per month. The guaranteed maximum monthly expense charge per thousand applies each year until the policy anniversary nearest the insured's 100th birthday. Currently, however, we do not assess a monthly expense charge per thousand on the basic coverage segments after the fifth policy or layer year, as applicable. The maximum charges are shown in the Policy. The monthly mortality and expense risk charge is a charge equal to A times B, where A is the charge and B is the sub-account accumulation value on the monthly policy date. The mortality and expense risk charge assessed does not exceed one-twelfth of the maximum annual charge. The maximum annual charge varies by how long the policy has been in force. We currently charge rates that are less than the maximum charges after the 10th policy year. No mortality and expense risk charge is assessed on or after the policy anniversary nearest the insured's 100th birthday.

         Policy Years    Annual Maximum Charge    Current Annual Charge
          1-10            0.65%                    0.65%
          11-20           0.40%                    0.15%
         21+             0.25%                     0.00%

         The supplemental adjustable life insurance rider has a monthly expense consisting of a) the charges related to providing the death benefit and a portion of other benefits of the rider; and b) a monthly expense charge per thousand based on the face amount of the rider and each rider layer.The monthly deduction rates and the monthly expense charge per thousand are determined separately for the base policy and for each layer, and also for the supplemental coverage rider and each rider layer. The charges related to the monthly deduction rates, the monthly expense charge per thousand, and the mortality and expense risk charge are deducted from accumulation value of each layer and from the accumulation value of the base policy. If a layer's accumulation value is less than the monthly deduction amount for the layer, the excess monthly deduction will be taken from the accumulation value of the next most recent layers, in order, and then from the accumulation value of the base policy.

         The monthly deductions for riders, other than those associated with the supplemental coverage rider, and the monthly deduction for the policy fee are taken from the accumulation value of the base policy. Adding a layer on which a rider applies will generally result in a prospective increase in the monthly deduction for that rider.

         The monthly deduction for the supplemental coverage rider and each rider layer is taken from the accumulation value of the base policy or the layer with which the supplemental coverage rider and each rider layer is associated.

         Unless the Policy Owner elects otherwise in accordance with the Policy provisions, the monthly deductions are taken pro rata from the investment options within the base policy or a layer. The mortality and expense risk charge is taken pro rata only from the accumulation values of the sub-accounts. The Policy Owner may elect to have monthly deductions, including the mortality and expense risk charges, taken from one or more specified investment options under the Policy. This election is allowed on or after the Reallocation Date. If one or more of the investment options elected do not have sufficient value to cover the allocated monthly deductions, we will take that monthly deduction pro rata, in the same manner as if no election was in effect. If a layer accumulation value is not sufficient to cover the monthly deductions for the layer, we will take that monthly deduction (for all layers and the base policy) pro rata, in the same manner as if no election was in effect. We do not notify the Policy Owner of the fact that the elected investment options could not support the monthly deduction allocation and, therefore, it was assessed pro rata. This information is disclosed in the Policy and in the form on which the monthly deduction allocation election is made by the Policy Owner.

         Transaction Fees. Fees may be charged for (a) transfers in excess of 18 during a policy year; (b) changes in allocations for premiums; (c) changes in allocations for monthly deductions; and (d) for providing a Policy Owner more than one illustration of values in a policy year. Fees are only charged on a Policy if the specific transactions have occurred on the Policy.

         We charge a transfer fee of up to $25 for each transfer in excess of 18 in a policy year. Currently, we do not assess this fee but we may apply it prospectively at any time. We do not include the following as part of the 18 transfers each policy year, and we will not impose a transfer fee on these transactions: (a) transfers from the Money Market sub-account on the Reallocation Date; (b) transfers due to loans or loan repayments; (c) transfers under the Dollar Cost Averaging option or the Automatic Account Rebalancing option; (d) transfers upon receipt of notice of the death of the insured; (e) transfers due to material changes in the Separate Account or one or more sub-accounts. The transfer fee is deducted from the amounts transferred from investment options in proportion to the transferred amounts.

         We do not currently charge a fee for (a) changes in allocations for premiums; (b) changes in monthly deductions allocations; or (c) for providing a Policy Owner more than one illustration of values in a policy year. We reserve the right to charge up to $25 for each of these transactions, however. These charges, if imposed, will be allocated solely to the accumulation value of the base policy. These charges will then be deducted pro rata from the investment options.

         Surrender Penalties. Other possible deductions from the Policy (which will occur on a Policy-specific basis) include (a) surrender penalties attributable to a coverage segment during the surrender penalty period for a coverage segment on full surrenders of the net cash value of the Policy; (b) surrender penalties attributable to a coverage segment during the surrender penalty period for the coverage segment on partial surrenders in excess of the surrender penalty free withdrawal amount; and (c) surrender penalties attributable to a coverage segment during the surrender penalty period for the coverage segmentfor face amount decreases.

         A surrender penalty applies only on a surrender, certain partial surrenders, and decreases in face amount, and only on those transactions that occur during a surrender penalty period for a coverage segment to which the transaction is attributable. Surrender penalty periods are 12 policy years for the base policy; 12 layer years for each layer; 16 rider years for the supplemental coverage rider; and 16 rider layer years for each rider layer. The surrender penalty is calculated as a factor per $1,000 of the coverage segment's face amount. Each coverage segment has surrender penalty factors and a surrender penalty period. Surrender penalty factors are based on the insured's age at issuefor the coverage segment, sex, underwriting classification for the coverage segment, and the number of years the coverage segment has been in force. . The surrender penalty factor generally reduces each year on the applicable Policy, layer, rider, or rider layer anniversary. The surrender penalty applies to the amount of the surrender (including partial surrenders) in excess of the surrender penalty free withdrawal amount. The surrender penalty factors for each coverage segment on a Policy are shown in the Policy Data pages for the Policy including supplemental pages produced as a result of a policy change, including adding a layer or rider layer.
         During any surrender penalty period for a coverage segment on the policy, we will assess a surrender penalty on any partial surrender amount that exceeds the amount eligible for a surrender penalty free withdrawal as described below. This excess will be attributed first to the most recent layer, if any. To the extent the excess is greater than the face amount of the most recent layer, the remainder will be attributed to the next most recent layers, in order, and then to the base policy. Within the base policy or any layer to which the excess is attributed, that excess will be further attributed between the basic coverage segment and any associated supplemental coverage segment in proportion of the target amounts for each coverage segment.

         For each coverage segment where the amount attributed equals the face amount, the surrender penalty will be equal to A times B divided by C, below. For each coverage segment to which any lesser amount is attributed, the surrender penalty will be equal to A times B divided by D, below, but not more than A times B divided by C. For purposes of these calculations:

         A     is the amount of the excess attributed to the coverage segment;

         B is the surrender penalty factor for the current policy, layer, rider, or rider layer year, as applicable;

         C     is 1000; and

         D _____ is 1000 minus the surrender penalty factor for the current policy, layer, rider or rider layer year, as applicable.

         However, if the sum of the surrender penalties for the base policy and any layers as computed by the above formulas is less than $25, the surrender penalty will be $25.

         The surrender penalty is deducted first from the most recent layer's accumulation value. Any surrender penalty in excess of the most recent layer's accumulation value will be deducted from the next most recent layers, in reverse order, and then from the base policy. The Policy Owner may not specify the layer or base policy from which the surrender penalties are to be deducted. The Policy Owner may not specify the coverage segment to which the partial surrender should be attributed.

         Within a layer or the base policy, the proportionate surrender penalty for a partial surrender is allocated among the investment options in proportion of A over B, where

         A is the partial surrender amount allocated to an investment option, and B is the total amount of the partial surrender amount (surrender penalties not included).

         A decrease in face amount may result in a surrender penalty if the face decrease is effective during a surrender penalty period for a coverage segment to which the face amount decrease is attirbuted. The face amount decrease is taken first from the most recent layer. Any portion of the face amount decrease in excess of the most recent layer's face amount will be taken form the next most recent layers, in reverse order, and then from the base policy. The Policy Owner may not specify the layer or layers from which the face decrease amount is to be taken. Within the base policy or any layer from which the face amount decrease is taken, the face amount decrease is attributed between the basic coverage segment and any associated supplemental coverage segment in proportion of the target amounts for each.

         The proportionate surrender penalty for a face amount decrease is the full surrender penalty for the coverage segment times A divided by B, where

         A is the face amount decrease of the coverage segment, and B is the face amount of the coverage segment immediately before the decrease.

         The surrender penalty is deducted from the accumulation value of the most recent layer first. To the extent that the accumulation value minus policy debt on the layer is less than the surrender penalty due for the face decrease amount, we will deduct the excess surrender penalty from the accumulation value of the next most recent layers, in reverse order, and then from the accumulation value of the base policy.

         Within a layer or the base policy, the surrender penalty for a face amount decrease is allocated pro rata among the investment options in the Policy. If there are no layers on a Policy, however, and the owner elects to allocate the partial surrender, in a form and manner acceptable to us, among specified investment options, then the surrender penalties will be deducted in the elected proportions from the specified investment options.

         Surrenders and Partial Surrenders. We will make the payment of net cash surrender value and of partial surrender value out of our General Account and, at the same time, transfer assets from the Separate Account to the General Account in an amount equal to the Policy reserves in the Separate Account.

         The Policy Owner may surrender the Policy for its net cash value at any time after the end of the free look period. After the end of the free look period, the Policy Owner may request a partial surrender of a portion of the net cash value of the Policy. The portion of the surrender, if any, in excess of the surrender penalty free withdrawal amount is subject to a surrender penalty as described above.

         Each Policy year after the first, the Policy Owner may elect a surrender penalty free withdrawal. The maximum amount of such withdrawal is 10% of the Accumulation Value as of the effective date of the partial surrender, minus the sum of all surrender penalty free withdrawals since the last policy anniversary. In no event, however, will the maximum amount exceed the maximum amount eligible for partial surrender. This latter amount depends on the Accumulation Value, policy debt, surrender penalties, and future monthly deductions. The minimum amount of a surrender penalty free withdrawal is $100.

         The full surrender, partial surrender, and surrender penalty free withdrawal will be deducted from the Accumulation Value at the price computed at the end of the valuation date on which the request for the surrender, in good order, is received by us at our Administrative Office. The partial surrender amount and surrender penalty free withdrawal amount are allocated among the base policy and layers in proportion to the maximum amount available for partial surrender in the base policy or layer to the total maximum amount available for the base policy and all layers.. Within the base policy or a layer, the amount withdrawn will generally be deducted pro rata. We permit Policy Owners to specify the allocation among the investment options on the Policy of a partial surrender and of a surrender penalty free withdrawal, if there are no layers on the policy. If one or more layers are in effect on the Policy, any partial surrender, including any surrender penalty free withdrawal, will be deducted from the applicable accumulation value on a pro rata basis only. Where permitted, if the Policy Owner specifies an allocation among investment options for the withdrawal in a form and manner acceptable to us, we will allocate the surrender amount according to the election. If the elected allocations are not supported by the Policy Accumulation Value (for example, a portion of the partial surrender amount is to be allocated to a specific sub-account but that sub-account has no value in it), the allocation election will be treated as not in good order and we will not process the request. We will contact the Policy Owner for new instructions.

         Partial surrenders in excess of the amount eligible for surrender penalty free withdrawals will reduce the face amount of the Policy if the Death Benefit Option is Option 1 and may reduce the face amount of the Policy if the Death Benefit Option is Option 3. The face amount reductions are applied first to the most recent layer. Any decrease amount in excess of the layer's face amount will then reduce the face amounts of the next most recent layers, in order, and then of the base policy. Within the base policy or any layer to which the face amount reduction is attributed, the reduction of the basic coverage segment and the supplemental coverage segment will be made such that the face amount of each coverage segment remains in the same proportion to each other as before the face amount decrease.

         b.       Death Benefit

         We will normally pay a death benefit to the beneficiary within seven days after receipt, at our Administrative Office, of due proof of death of the insured and all other requirements necessary to make payment.

         Upon receipt of notice, written or otherwise, of the death of the insured, we will transfer all values in the sub-accounts under the Policy to our General Account and not permit any values to be transferred to, or to remain in, the sub-accounts.

         The death proceeds payable will depend on the option in effect at the time of death, as well as any monthly deductions due during the grace period, if applicable, and any policy debt at the time of the insured's death. The death benefit will be based on the death benefit option in effect on the Policy at the time of the insured's death. The options are described below.

         Option 1: The death benefit will be the greatest of: (a) the total face amount of the policy on the date of the insured's death; (b) the death benefit factor multiplied by the policy's accumulation value on the date of the insured's death; or (c) the amount required for the policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

         Option 2: The death benefit will be the greatest of: (a) the total face amount of the policy on the date of the insured's death plus the policy's accumulation value on the date of the insured's death; (b) the death benefit factor multiplied by the policy's accumulation value on the date of the insured's death; or (c) the amount required for the policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

         Option 3: The death benefit will be the greatest of: (a) the total face amount of the policy on the date of the insured's death plus the excess, if any, of all gross premium payments over the sum of any partial surrenders, surrender penalty free withdrawals and/or premium refunds as of the date of the insured's death; (b) the death benefit factor multiplied by the policy's accumulation value on the date of the insured's death; or (c) the amount required for the policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.


         We determine the accumulation value as of the insured's date of death using the prices computed at the end of the day on which death occurred. If the insured's date of death was not a valuation date (that is, the insured died on a day when the New York Stock Exchange was not open), we compute the accumulation value based on the next valuation date's prices. We do not consider the hour of death in this determination.

         We will reduce the death benefit by any existing policy debt and by the portion of any monthly deductions due during the grace period that were necessary to provide insurance to the date of the insured's death.

         The death benefit factors will be the greater of the factors in the Table of Death Benefit Factors included in the Policy or the factors set forth in the Internal Revenue Code of 1986 ("IRC"), as in effect at the time the policy is issued and the regulations thereunder. The death benefit factors differ between the cash value accumulation test version of the Policy and the guideline premium test version of the Policy. The applicable death benefit factors are included in the Policy. The factors vary by the attained age of the insured and, for Policies using the cash value accumulation test, by the insured's sex.

         We will make payment of death proceeds out of our General Account and will transfer assets from the Separate Account to the General Account in an amount equal to the reserve in the Separate Account attributable to the Policy. The excess, if any, of the death proceeds over the amount transferred will be paid out of the General Account reserve maintained for that purpose.

         c.       Default and Options on Lapse

         The Policy will remain in force while the insured is living so long as
         (a) the net cash value each monthly policy date is at least equal the monthly deductions due; and (b) the accumulation value of the Policy is at least as large as the policy debt. If the cumulative premium requirement is satisfied under the no-lapse guarantee in the Policy or under the extended no-lapse guarantee provision of the Extended No-Lapse Guarantee Rider, the Policy will remain in force even though the net cash value is less than the monthly deductions due.
         As described previously, the Policy will be in default and will enter a grace period if various conditions occur.


         If a sufficient premium payment or, if applicable, loan interest payment or loan repayment, is not received by the end of the grace period, the Policy will terminate without value. Notice of such termination will be sent to the Policy Owner and any assignee of record. If the insured should die during the grace period, an amount sufficient to cover the amount required to provide insurance to the date of the insured's death will be deducted from the death proceeds.

         d.       Policy Loans

         The amount of any outstanding loan plus accrued interest is called " policy debt". When a loan is made, the portion of the assets in the Separate Account (which is a portion of the Accumulation Value and net cash value and which also constitutes a portion of the reserves for the death benefit) equal to the loan amount is transferred by us from the Separate Account to the General Account. We will allocate the loan amount among the accumulation values of the base policy and any layers in the same proportion that the maximum loan amount for each bears to the total of the maximum loan amounts for the base policy and all layers. Within a layer or the base policy, allocation of the loan among sub-accounts will generally be pro rata, but we will allow the Policy Owner to specify an allocation in a form and manner acceptable to us if there are no layers on the Policy. All loans taken when a layer is in effect on the Policy will be allocated pro rata within layers and the base policy. Where permitted, if the Policy Owner specifies allocation of the loan among the investment options on the Policy, if the elected allocations are not supported by the Policy Accumulation Value (for example, a portion of the net loan amount is to be allocated to a specific sub-account but that sub-account has no value in it), the loan request will be considered not in good order. We will not process the request. We will contact the Policy Owner for new instructions. When we receive new instructions in good order, we will reprocess the loan request as of the date we receive the new instructions in good order.

         Loan interest is due in arrears. Loan interest accrues daily and is due on the policy anniversary or, if earlier, at the time the Policy is terminated or as of the date of death of the insured. Loan interest not paid in cash will be paid by creating a loan in the amount of loan interest due. Loan interest for a layer or the base policy is taken in proportion to the loan taken from the layer or base policy. Loan interest deductions are always allocated pro rata among the investment options for the layer or base policy. Loan interest is a part of the outstanding loan.

         The loan request will be effected at the value computed at the end of the valuation date on which we receive the loan request in good order. Loans of less than $10,000 may be requested by telephone subject to our current rules on telephone access privileges.

         The portion of the Accumulation Value in each sub-account equal to the Policy loan allocated to such sub-account will be transferred to the Fixed Account, and the number of Units equal to the Accumulation Value so transferred will be canceled. Because of the transfer, a portion of the Policy is not variable during the loan period and, therefore, the death benefit and the net cash value are permanently affected by any debt, whether or not repaid in whole or in part.

         All loans beginning in the 11th policy year are considered preferred loans. This includes loans which were first taken prior to the 11th policy year. Loan interest paid by loan on preferred loans is treated as a preferred loan.

         Any loan that is not a preferred loan is considered a regular loan. Loan interest paid by loan on a regular loan is treated as a regular loan.

         Loan interest is charged at an annual effective rate of 8.00%. This rate applies to all loans. Loan interest will be credited to the Policy on the outstanding loan amount in the Loan Account as follows: :

         On regular loans, at an effective annual crediting rate not less than 6.75%; and

         On preferred loans, at an annual effective crediting rate not less than 7.7%.

         Currently, we credit interest at an annual effective crediting rate of 7.0% on the regular loans portion of the outstanding loans in the Loan Account and at an annual effective crediting rate of 8.0% on the preferred loans portion of the outstanding loans in the Loan Account.

         Interest is payable in arrears at the rates shown above. . Loan interest is due on each Policy anniversary or, if earlier, on the date the Policy terminates or as of the date of the insured's death. Loan interest paid in cash by the Policy Owner will be treated as a loan repayment. If there is policy debt as of the policy anniversary, we will create a new loan for the interest due and will add it to the outstanding loan. The new loan will be allocated among the layers and the base policy in proportion to the outstanding loan among the layers and the base policy. Within a layer or the base policy, the loan interest will be allocated pro rata among the investment options. Deductions for loan interest will be taken on the Policy anniversary on which the loan interest is due, if the Policy anniversary is a valuation date. If that anniversary is not a valuation date, we will deduct the loan amounts pro rata on the next valuation date.

         Failure to repay a loan will not necessarily terminate the Policy. If
         (a) the net cash value is not sufficient to cover the monthly deductions, or (b) the policy debt exceeds the accumulation value the Policy will go into a default and will enter a 61-day grace period as described above.


         The Policy Owner may not specify the layer or base policy from which a loan is to be taken.

         f.       Transfers Among Sub-Accounts

         Amounts may be transferred, upon request, at any time from any sub-account of the Separate Account to one or more other sub-accounts. We may limit the number of sub-accounts that may have value in them. Currently, a Policy Owner may have value in all 24 sub-accounts plus the fixed account. Transfers requested (other than automatic transfers under the Dollar Cost Averaging or the Automatic Account Rebalancing options) which relate to one or more sub-accounts of the Separate Account will take effect as of the receipt of a request in good order in a form and manner acceptable to us at our Administrative Office. The first eighteen transfers in a Policy year are free of charge; however, we may deduct an administrative charge of up to $25 for additional transfers in a Policy year. Currently, we do not impose this charge, but we may begin assessing it at any time for transfers made after such date. Transfer fees are deducted proportionately from sub-accounts according to the ratio of the transfer from a sub-account over the total amount of transfers from all sub-accounts from which transfers were taken. Transfers resulting from Policy loans, reallocation of Policy Value on the Reallocation Date, transfers under automatic transfer options (Dollar Cost Averaging and Automatic Account Rebalancing), transfers upon notice of the insured's death, and transfers due to a material change in investment policy of portfolio are not be subject to a transfer charge, and will not be counted for purposes of the limitation on the number of `free' transfers allowed in each Policy year. The Policy Owner may not transfer values from one layer's accumulation value to the accumulation value of another layer or to the the accumulation value of the base policy. We will transfer accumulation values remaining in a layer if that layer's face amount was reduced to zero by a face amount reduction. We will transfer such values to the base policy accumulation value and will transfer them to the same investment options in the same amounts as were in effect on the layer. Transfers requested when a layer is in effect on the policy will be allocated among the base policy and the layers in proportion to the sub-account values in the affected investment option on the layer or base policy to the total of the sub-account value in the affected investment option on the Policy. Automatic Account Rebalancing transfers are accomplished separately on each layer and the base policy, with the transfers taking place within the accumulation value for the base policy or accumulation value for a layer. Accumulation values are not transferred between or among the base policy and layers.


         g.       Right to Examine Policy ("Free Look") Procedures

         The Policy Owner has the right to examine and cancel the Policy be returning it to us along with a written request for cancellation to us or one of our representatives by the later of 10 days (or such longer period required by state law due to replacements or other reasons) after the Policy Owner receives the Policy.

         If the Policy provides for a full refund under its "Right to Examine Policy" provision as required in a particular state, the refund will be the total amount of premiums received by us for payment to the Policy. If the Policy does not provide for a full refund, the refund will be the amounts allocated to the Fixed Account, the portion of the Accumulation Value in the Separate Account, and all fees, charges and taxes that have been imposed.


h.       Other Benefits and Options


         The policies will also contain a Guaranteed Exchange Option whereby the Policy Owner can exchange this Policy for a fixed life insurance policy anytime during the first 20 policy years, subject to specific conditions. If this option is exercised, the exchange will generally occur not later than the second valuation date following the date on which we receive all required information, including any minimum required premium, necessary to issue the new policy. We may limit exchanges to the policy anniversary next following the date we receive the request to exchange in a form and manner acceptable to us. The policy values exchanged will be those as of the date of the exchange.

         Additionally, an Accelerated Death Benefit Rider will be added to the Policy if the rider is approved in the state of issue and the face amount of the Policy is at least $50,000. Under this rider, a portion of the death benefit may be paid prior to the insured's death if the insured is diagnosed as having a terminal illness, subject to the conditions of the rider. The benefit will be deducted from the Policy's investment options on a pro rata basis at the price established at the close of the valuation date on which we approve the benefit payment. Under the terms of the rider, we also reduce the death benefit by an amount in excess of the benefit amount, and we also adjust the accumulation values and net cash values proportionately to the reduction in the death benefit.

         A Waiver Provision Rider may be added to the Policy if the insured qualifies for the rider. Under this rider, we will waive the monthly deductions during the period that the insured is disabled. We will also waive the required premiums otherwise due under any required premium period.